Artisan Partners Asset Management Inc. Reports November 2020 Assets Under Management
Milwaukee, WI - December 9, 2020 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of November 30, 2020 totaled $147.9 billion. Separate accounts1 accounted for $78.2 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $69.7 billion. In November, Artisan Funds made their annual income and capital gains distributions. November month-end AUM includes the impact of approximately $570 million of Artisan Funds distributions not reinvested.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of November 30, 2020 - ($ Millions)
Growth Team
Global Opportunities	$25,685
Global Discovery	1,648
U.S. Mid-Cap Growth	16,661
U.S. Small-Cap Growth	5,980
Global Equity Team
Global Equity	2,673
Non-U.S. Growth	20,898
Non-U.S. Small-Mid Growth	6,838
U.S. Value Team
Value Equity	3,355
U.S. Mid-Cap Value	3,524
International Value Team
International Value	22,422
Global Value Team
Global Value	20,889
Select Equity	16
Sustainable Emerging Markets Team
Sustainable Emerging Markets	604
Credit Team
High Income	5,450
Developing World Team
Developing World	7,794
Antero Peak Group
Antero Peak	2,429

Other Assets Under Management[2]	1,033
Total Firm Assets Under Management ("AUM")	$147,899

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

2 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy, the Antero Peak Group in the Antero Peak Hedge strategy, and the International Value Team in the International Small Cap Value strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.